EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use incorporation by reference in this Amendment No. 1 to Registration Statement on Forms S-3 (File No. 333-133468) and related prospectus for the registration of 1,912,915 shares of common stock filed by Nestor, Inc. of our report dated April 12, 2006, relating to the financial statements and schedule which appear in Nestor, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and 2004, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Form S-3 Registration Statement.

/s/Carlin, Charron & Rosen, LLP
Providence, Rhode Island

June 23, 2006